Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Provides Update on

Research and Development Pipeline

CORAL GABLES, FL – February 11, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neurological diseases and disorders, today provided an update on its research and development pipeline.

“We are providing this information today to update our shareholders, patients, physicians, key opinion leaders and the financial community on our drug development activities. We are primarily focused on rapidly advancing the development of FirdapseTM for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS), which is our lead product candidate,” said Patrick J. McEnany, Chief Executive Officer of Catalyst.

Portfolio update

Firdapse

In October 2012, Catalyst acquired the North American rights to Firdapse, a proprietary form of amifampridine phosphate (3-4 diaminopyridine or 3-4 DAP), from BioMarin Pharmaceutical Inc. (“BioMarin”). Firdapse was approved in December 2009 by the European Medicines Agency for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS), a rare and sometimes fatal autoimmune disease characterized by muscle weakness. Firdapse has been granted orphan drug designation by the U.S. Food & Drug Administration, (FDA) for the treatment of LEMS, making the product eligible to obtain seven-year marketing exclusivity, if Catalyst is the first pharmaceutical company to obtain approval of an NDA for its formulation of amifampridine.

As part of its license agreement with BioMarin, Catalyst is taking over the sponsorship of their ongoing Phase III clinical trial evaluating amifampridine phosphate for the treatment of LEMS. The trial:

•	is designed as a randomized double-blind, placebo-controlled discontinuation trial as recommended by FDA to BioMarin;

•	has a goal to enroll approximately 30 LEMS patients (approximately one third enrolled currently);

•	currently has 7 active sites (expected to be increased to approximately 25 in the near future);

•

has defined as a primary endpoint-change in muscle strength during the 2-week, double-blind discontinuation period as determined using a validated questionnaire (Quantitative Myasthenia Gravis score); and

•	has defined as a secondary endpoint-change in walking speed (timed 25-foot walk test) during the discontinuation period.

For further details on this trial, please go to: www.clinicaltrials.gov; Search “amifampridine phosphate”.

With respect to the trial, Catalyst expects:

•	to complete enrollment by the end of 2013; and

•	to report top-line results from the double-blind portion of this clinical trial during the second quarter of 2014.

Assuming positive results are obtained from the trial, Catalyst hopes:

•	to file an NDA for Firdapse in the first quarter of 2015;

•	to obtain approval from the FDA of such NDA by the end of 2015; and

•	to commercially launch this product sometime in the first half of 2016.

Firdapse may also be an effective treatment for other neuromuscular orphan indications:

•	Congenital Myasthenic Syndrome; and

•	Myasthenia Gravis.

Catalyst believes Firdapse can achieve peak annual revenues from sales in the United States of approximately $100 million.

CPP-115

On August 27, 2009, Catalyst entered into a license agreement with Northwestern University (Northwestern), under which it acquired worldwide rights to commercialize new GABA aminotransferase inhibitors and derivatives of vigabatrin which were discovered and patented by Northwestern. Catalyst has designated the lead compound to be developed under this license as CPP-115. CPP-115 has been granted orphan drug designation by the FDA for the treatment of infantile spasms and orphan medicinal product designation in the European Union (EU) for West’s syndrome (a form of infantile spasms). This means this product will be eligible to obtain the seven-year and ten-year marketing exclusivities available from the FDA and the EU, respectively, if Catalyst is the first pharmaceutical company to obtain approval of an NDA/MAA for CPP-115.

Based on the results of pre-clinical studies to date, Catalyst believes CPP-115 is:

•	more potent; and

•	may have fewer side effects (e.g., visual field defects, or VFDs) than vigabatrin.

In October 2011, a pre-IND meeting was conducted with the FDA, during which preclinical and clinical requirements were defined that would allow Catalyst to complete a development program through Phase II of CPP-115 for the treatment of infantile spasms.

During the fourth quarter of 2011, Catalyst completed its IND-enabling studies, filed an IND, and began a Phase I(a) human trial of CPP-115 to evaluate its safety. On May 22, 2012, Catalyst reported positive results from this double-blind, placebo-controlled, clinical trial evaluating the safety, tolerability and pharmacokinetic profile of CPP-115. The key findings were:

•	CPP-115 was well tolerated at all six doses administered in the study; there were no significant adverse events, and no cardiovascular or respiratory events were reported in the study; and

•	CPP-115 was rapidly absorbed (time to peak blood concentration was about 30 minutes).

Subject to the availability of funding, Catalyst hopes to begin further human clinical trials evaluating CPP-115 later in 2013. To fund such trials and studies, Catalyst intends to pursue grants from NIH and foundations. In addition, Catalyst hopes to identify a strategic partner to work with it in the development and future commercialization of CPP-115.

CPP-109

Catalyst, as a co-inventor, with scientists at New York University and the Feinstein Institute for Medical Research, recently filed a provisional patent application with the U.S. Patent and Trademark Office for the use of GABA aminotransferase inhibitors, including CPP-109 and CPP-115, in the treatment of Tourette’s disorder. Catalyst also recently entered into a license agreement with NYU and the Feinstein Institute granting it worldwide rights with respect to such patent.

Catalyst is currently providing CPP-109 and financial support for a small Phase I/II trial being undertaken at Mt. Sinai School of Medicine in New York to evaluate the use of CPP-109 in treating Tourette’s disorder. This is a 6-10 patient, open-label trial, from which Catalyst anticipates top line results during the fourth quarter of 2013. If the results of the study show evidence of reduced numbers of tics, Catalyst hopes to develop CPP-109 (and/or CPP-115) for this indication, subject to the availability of additional funds. The Company believes that this indication should qualify for orphan drug designation from the FDA.

Key development milestones

•	Q1 2013

•	Report Firdapse Data Monitoring Committee meeting results

•	Q4 2013

•	Complete enrollment of Firdapse phase III clinical trial

•	Report results from Tourette’s Disorder study

•	Q2 2014

•	Report top-line results from Firdapse phase III clinical trial

•	Q1 2015

•	File NDA for Firdapse

Project discontinuation

CPP-109 for addiction

For several years, Catalyst has been conducting its own clinical trials and studies, as well as supporting investigator-sponsored trials and studies, evaluating CPP-109 for the treatment of cocaine and methamphetamine addiction. However, based on the previously announced top-line results obtained from its most recent Phase II(b) trial of CPP-109 in cocaine dependent subjects, Catalyst’s management and Board of Directors have determined not to focus its future product development efforts on evaluating CPP-109 for the treatment of drug addictions. Catalyst is disappointed for all its stakeholders, including patients, investigators, families and advocacy groups, but believes this is the correct decision for the company under the circumstances.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc., is a specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting rare (orphan) neurological diseases and disorders, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette’s disorder. Catalyst’s lead candidate, FirdapseTM for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115 by Catalyst) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like Tourette’s disorder, post-traumatic stress disorder, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the Phase III trial of Firdapse will be completed on the timeline described above and will be successful, whether the Company will, even if the Phase III trial is successful, be permitted to file an NDA for Firdapse, whether Catalyst will obtain funding to support future development efforts of CPP-115 and/or CPP-109, whether any of the Company’s product candidates will ever be approved for commercialization and the timing of any such approvals, the level of potential sales that can be achieved by any of the Company’s product candidates that are approved for commercialization, and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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